EXHIBIT 5

May 21, 2007

U-Store-It Trust

6745 Engle Road, Suite 300

Cleveland, Ohio 44130

Re:	U-Store-It Trust Executive Deferred Compensation Plan (“Plan”)

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of U-Store-It Trust (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to $3,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) which may be issued pursuant to the U-Store-It Trust Executive Deferred Compensation Plan (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the Deferred Compensation Obligations to be registered be filed as an exhibit to a Form S-8 registration statement. This opinion is provided in satisfaction of those requirements as it relates to the Registration Statement.

I have examined written documents constituting the Plan and such other documents and corporate records as I deemed necessary or appropriate in order to render this opinion. On the basis of this examination, I am of the opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, to (1) bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (2) general principles of equity (regardless of whether such enforcement is considered in a proceeding at equity or at law).

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of Ohio.

I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Very truly yours,

/s/ Kathleen A. Weigand
Kathleen A. Weigand
Executive Vice President,
General Counsel and Secretary